Exhibit 99.1

331 Treble Cove Road North Billerica, MA 01862	800.362.2668 www.lantheus.com

FOR IMMEDIATE RELEASE

Lantheus Announces Upcoming Retirement of Chief Medical Officer in September 2019 and Promotion of Senior Vice President, Technical Operations to Chief Operations Officer

NORTH BILLERICA, Mass., March 25, 2019– Lantheus Holdings, Inc. (the “Company”) (NASDAQ: LNTH), parent company of Lantheus Medical Imaging, Inc. (“LMI”), a global leader in the development, manufacture and commercialization of innovative diagnostic imaging agents and products, today announced that Cesare Orlandi, M.D., Chief Medical Officer, will retire from the Company on September 2, 2019. In addition, John Bolla, the Company’s Senior Vice President, Technical Operations, has been promoted to the newly created position of Chief Operations Officer, effective immediately.

Dr. Orlandi will be employed by the Company in a full time capacity until his retirement date, and will continue in his role as Chief Medical Officer until his successor is appointed. The Company will commence a search to identify Dr. Orlandi’s successor.

“On behalf of the entire Lantheus team and Board of Directors, I thank Ces for his many years of dedicated service to the Company, and we look forward to working with him to continue progressing our clinical and pipeline programs while we work to identify his successor,” said Mary Anne Heino, President and Chief Executive Officer.

“My decision to retire this year has not been an easy one, but now is the right time for me to make this change personally and professionally,” said Dr. Orlandi. “I am very proud of what we have accomplished since I joined as Chief Medical Officer in 2013, and I am confident the Company will successfully carry forward the momentum we’ve created.”

As Chief Operations Officer, Mr. Bolla will lead the Company’s Technical Operations, Engineering & Facilities, Environment, Health & Safety, Human Resources, and Information Technology organizations in addition to his oversight of the Puerto Rico business unit.

“I am very pleased to announce John’s appointment to the newly created role of Chief Operations Officer,” said Ms. Heino. “Since joining Lantheus last May, he has demonstrated significant operational and cross-functional leadership. As we drive strategic change within the Company to better position us for growth, John is ideally suited to contribute in his new role.”

“I appreciate the confidence that Lantheus has shown in me and I’m excited to take on this new role,” said Mr. Bolla. “I look forward to the opportunity to participate in the growth of the Company as we drive operational excellence at this important time in our evolution.”

Prior to joining Lantheus in May 2018, Mr. Bolla spent 20 years at GlaxoSmithKline plc (GSK), a global branded pharmaceutical company. He held various senior leadership roles at GSK, including Vice President, Supply Chain, North America, where he was responsible for leading all manufacturing, supply planning, logistics and distribution for GSK’s largest global market. He also held senior roles as Vice President and Site General Manager for a large GSK manufacturing facility in the U.S., as well as Vice President and Global Head of External Supply and Global Contract Manufacturing. He has also served in multiple senior procurement leadership roles at GSK. Mr. Bolla holds a Bachelor of Science in Business Administration/Accounting from The University of Central Florida.

About Lantheus Holdings, Inc. and Lantheus Medical Imaging, Inc.

Lantheus Holdings, Inc. is the parent company of Lantheus Medical Imaging, Inc. (“LMI”), a global leader in the development, manufacture and commercialization of innovative diagnostic imaging agents and products. LMI provides a broad portfolio of products, including the echocardiography contrast agent DEFINITY® Vial for (Perflutren Lipid Microsphere) Injectable Suspension and TechneLite® (Technetium Tc99m Generator), a technetium-based generator that provides the essential medical isotope used in nuclear medicine procedures. The Company is headquartered in North Billerica, Massachusetts with offices in Puerto Rico and Canada. For more information, visit www.lantheus.com.

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